Exhibit 11.1

Consent of Independent Auditor

We consent to the inclusion in this proxy statement/offering circular on Form 1-A/A of our report dated April 30, 2021, and October 22, 2021, on our audit of the consolidated financial statements of Fidelity Federal Bancorp as of December 31, 2020 and 2019, and for the years then ended. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Evansville, Indiana

October 22, 2021